SCHEDULE 14C INFORMATION

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WILMINGTON FUNDS

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INFORMATION STATEMENT

Wilmington Funds

Wilmington International Fund

1100 North Market Street, 9th Floor

Wilmington, Delaware 19890

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at http://www.wilmingtonfunds.com

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

This Information Statement is being provided to shareholders of Wilmington International Fund (the “Fund”), a series of the Wilmington Funds (the “Trust” or the “Funds”), to notify you of the approval by the Board of Trustees of the Trust (the “Board” or the “Trustees”) of a new sub-advisory agreement between Wilmington Funds Management Corporation (“WFMC”), the adviser to the Fund, and Wellington Management Company LLP, retained by the Adviser to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Trust has received from the U.S. Securities and Exchange Commission that allows certain sub-adviser changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows WFMC, with the approval of the Trust’s Board, to select sub-advisers and to enter into new sub-advisory agreements without obtaining shareholder approval. The Information Statement is being mailed on or about December 18, 2023 to shareholders of record of the Fund as of December 8, 2023. The Fund will pay the costs associated with preparing and distributing this Information Statement to shareholders.

The Fund provides periodic reports to its shareholders, which highlight relevant information about the Fund, including investment results and a review of portfolio investments. You may receive an additional copy of the most recent annual report and semi-annual report of the Fund, without charge, by calling (800) 836-2211, by downloading them from the Trust’s website at www.wilmingtonfunds.com, or by writing to Wilmington Funds, Wilmington International Fund, P.O. Box 534481, Pittsburgh, Pennsylvania 15253-4481.

The Fund is a multi-strategy fund that has retained an investment adviser and sub-advisers to manage and make decisions with respect to investment of its assets. WFMC, located at 1100 North Market Street, Wilmington, Delaware 19890, is the investment adviser to the Fund pursuant to an investment management agreement with the Trust. WFMC has overall responsibility for the general management and day-to-day operations of the Fund but has retained investment sub-advisers to make the investment decisions for the Fund’s assets. Wilmington Trust Investment Advisors, Inc. (“WTIA,” and together with WFMC, the “Adviser”), an entity under common control with WFMC, provides certain investment services, information, advice, assistance, and facilities and performs research, statistical, and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. WFMC retains responsibility (subject to the Trustees’ oversight) for managing sub-advisers and evaluates the Fund’s needs and the sub-advisers’ skills and abilities on an ongoing basis. Currently, WFMC allocates all the Fund’s assets to one sub-adviser, Wellington Management Company LLP (“Wellington”).

STRATEGY MANAGED BY WELLINGTON

At the August 24, 2023 meeting of the Board (the “August meeting”), WFMC reported that it had conducted an analysis of the Fund, its structure and the current sub-advisers to which WFMC allocates the Fund’s assets. Based on its analysis of the Fund, WFMC recommended that a sub-advisory agreement among the Trust, WFMC and Wellington (the “Sub-Advisory Agreement”) be approved by the Board. Additionally, WFMC notified the Board of its intention to terminate the Fund’s then-current third-party sub-advisers, to be replaced by Wellington. WFMC believes Wellington would be a qualified and appropriate candidate to sub-advise all the Fund’s assets, after considering the results of due diligence reviews and the anticipated impact Wellington’s multi-manager strategy would have on the Fund’s investment objectives and strategies. WFMC also believes that increasing the Fund’s exposure to Wellington’s investment strategy will improve the performance of the Fund.

Wellington employs a multi-manager approach, leveraging its fundamental factor team’s risk and factor based processes that seek a breadth of specialist stock pickers across regions, styles, and market capitalizations. Assets are allocated to Wellington managers covered by their fundamental factor platform using their manager research, factor research, and portfolio management analysis. Through Wellington’s in-depth knowledge of the different managers’ portfolio management strategies and their expertise in risk management, they strive to optimally combine the different strategies to produce a single portfolio of securities with limited stock specific risk, industry risk, style risk and region/market risk.

The overall portfolio is under the direction of the investment strategy and risk team at Wellington. They will continually review the strategy to ensure a consistent portfolio profile and are responsible for selecting, monitoring, and rebalancing the strategies that comprise the Fund’s total custom portfolio. Each member of the team has worked with the portfolio managers at Wellington for several years and the team is well-positioned to understand each manager’s strengths and biases both from a top-down risk perspective and a bottom-up security orientation.

The following member of the investment strategy and risk team acts as the portfolio manager and is responsible for the day-to-day management of the Fund’s assets allocated to Wellington.

Veenu Ramchandani, CFA, is a Vice President and Portfolio Manager at Wellington. As Portfolio Manager, Ms. Ramchandani manages multi-manager solutions and conducts original research on factor investing, risk management, manager evaluation, and portfolio construction. She also contributes to the firm’s manager research platform, analyzing key investment trends across the firm’s equity strategies. Prior to joining Wellington in 2022, Ms. Ramchandani worked as a senior investment manager at Abu Dhabi Investment Authority (2016 – 2021). Before that, she held a variety of roles at

Goldman Sachs Asset Management (2006 – 2016). She earned her BSc in mathematics and economics from the London School of Economics and Political Science (2006). Ms. Ramchandani holds the Chartered Financial Analyst designation and is a member of the CFA Institute.

Wellington is a registered investment adviser with its principal executive office located at 280 Congress Street, Boston, MA 02210. As of September 30, 2023, Wellington had assets under management of approximately $1.145 trillion. The following are the named executive officers:

Name and Position

Jean M. Hynes, CFA, Senior Managing Director, Chief Executive Officer, and Managing Partner

Stephen Klar, President, Managing Partner, and Senior Managing Director

Gregory S. Konzal, Managing Director, Counsel, and Head of Legal, Americas

James S. Peterson, Managing Director and Chief Compliance Officer

Edward J. Steinborn, Senior Managing Director and Chief Financial Officer

Wellington Management Group LLP (the “Partnership”), the parent company for the global organization, is a Massachusetts limited liability partnership. All of the partners are full time professional members of the firm. No single partner owns or has the right to vote more than 5% of the Partnership’s capital.

BOARD APPROVAL OF THE NEW SUB-ADVISORY AGREEMENT

At the August meeting, the Board, including a majority of those Trustees who are not “interested persons” of the Trust, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), discussed and approved, for the Fund, the new investment sub-advisory agreement (the “Agreement”) with Wellington. The Trustees were provided with detailed materials relating to the new strategy to be managed by Wellington in advance of and at the August meeting. The material factors and conclusions that formed the basis for the approval of the Agreement are discussed below.

At the August meeting, the Trustees met in person with personnel from Wellington, the Adviser, independent counsel to the Independent Trustees (“Counsel”), and others. The Independent Trustees met with and were advised by Counsel in executive session.

In evaluating the Agreement, the Trustees took into account management style, investment strategy, and prevailing market conditions as well as Wellington’s investment philosophy and process, as described in this Information Statement, past performance, and personnel. The Trustees also took into account the Adviser’s evaluation and recommendation of the approval of Wellington and the Trustees’ general familiarity with Wellington in light of its role as a sub-adviser to the Wilmington Global Alpha Equities Fund. The Trustees also reviewed information concerning: (i) the nature, extent, and quality of the services to be provided by Wellington to the Fund; (ii) Wellington’s expected ongoing profitability as an investment advisory firm; (iii) possible fall-out benefits to Wellington due to its position with the Fund; (iv) whether the Fund may benefit from possible economies of scale realized by Wellington and the Adviser in the event of growth of assets of the Fund; (v) the proposed fee of Wellington; and (vi) the Adviser’s recommendation that the Independent Trustees approve the Agreement and the Adviser’s view that the fee payable to Wellington was fair and reasonable.

After discussion and consideration among themselves, and with Counsel and the Adviser, the Board, including the Independent Trustees, determined that the fee to be paid by the Fund to Wellington under the Agreement appeared to be fair and reasonable in light of the information provided. Based on all relevant information and factors, none of which was individually determinative of the outcome, the Board, including the Independent Trustees, concluded that the approval of the Agreement was in the best interests of the Fund and its shareholders and approved the Agreement. Wellington was allocated Fund assets on September 29, 2023.

SUB-ADVISORY AGREEMENT

The Agreement was approved by the Trustees on August 24, 2023. In accordance with the Manager of Managers Order,

the Agreement will not be submitted to the Fund’s shareholders for their approval. The following is a brief summary of the material terms of the Agreement.

General. Under the terms of the Agreement, Wellington is responsible for managing that portion of the Fund’s assets that it is allocated to manage by WFMC. In providing investment management services to the Fund, Wellington determines which investments shall be purchased, held or sold, and what assets shall be held uninvested, subject to the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of the Trust, the investment objective, policies and restrictions set forth in the Fund’s registration statement, the provisions of the 1940 Act, and the Internal Revenue Code of 1986, as amended, and such policies and instructions as the Trustees of the Trust may determine.

It is anticipated that Wellington will: (1) maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the transactions it effects on behalf of the Fund; and (2) furnish the Trustees and WFMC with such periodic and special reports as the Trustees or WFMC may reasonably request.

Brokerage Commissions and Portfolio Transactions. Wellington places orders for portfolio transactions on behalf of the Fund with issuers, underwriters or other brokers and dealers. When it can be done consistent with the policy of obtaining best execution, Wellington may place such orders with brokers and dealers who supply research, market, and statistical information to the Fund or to Wellington. Wellington is authorized when placing portfolio transactions to pay a brokerage commission (to the extent applicable) in excess of that which another broker might charge for executing the same transaction because of the receipt of research, market or statistical information. Allocation of portfolio transactions is supervised by WFMC. Wellington has authority and discretion to select brokers and dealers subject to conformance with the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Trust’s Board.

Compensation. For services rendered under the Agreement, Wellington receives an annual fee paid monthly on the assets allocated for its management. The following is the rate paid to Wellington: 0.33% on all assets.

Liability of the Sub-Adviser. The Agreement provides that Wellington shall not be liable for any action taken, omitted, or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights, or powers conferred upon it by the Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or Adviser, provided, however, that such acts or omissions shall not have resulted from Wellington’s willful misfeasance, bad faith, gross negligence ,or a reckless disregard of duty.

Term. The initial term of the Agreement shall commence on the date of the Agreement and shall end on September 30, 2024. The Agreement shall continue in force from each October 1 through September 30 after the initial term, but only so long as such continuance is specifically approved at least annually by the vote of a majority of Trustees who are not interested persons of the Trust, the Adviser, or Wellington, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that the Agreement may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Termination. Under the terms of the Agreement, the Agreement may be terminated by the Trust (by a vote of the Board or a majority of the outstanding voting securities of the Fund), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Trust, upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations, or liabilities of any party hereto to the others.

The Agreement may also be terminated by WFMC or Wellington, without the payment of any penalty immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by WFMC or Wellington upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations, or liabilities of any party hereto to the others.

In addition, the Agreement shall terminate automatically in the event of its assignment.

ADDITIONAL INFORMATION ABOUT WFMC AND AFFILIATES

The Investment Adviser, Affiliated Sub-Adviser, and Co-Administrator

WFMC serves as the investment adviser to the Fund pursuant to an investment advisory agreement dated March 12, 2012 between WFMC and the Trust (the “Investment Advisory Contract”). The Investment Advisory Contract was last approved by the Board on September 27, 2023. WMFC is located at 1100 North Market Street, Wilmington, Delaware 19890. WFMC is a wholly owned subsidiary of Wilmington Trust Corporation, which is a wholly owned subsidiary of M&T Bank Corporation (“M&T”).

Under the terms of the Investment Advisory Contract, WFMC has agreed to: (a) direct the investments of the Fund, subject to and in accordance with the Fund’s investment goal, policies, and limitations set forth in the Fund’s prospectus and statement of additional information; (b) purchase and sell for the Fund securities and other investments consistent with the Fund’s goals and policies; (c) supply office facilities, equipment, and personnel necessary for servicing the investments of the Fund; (d) pay the salaries of all personnel of WFMC performing services relating to research, statistical and investment activities on behalf of the Fund; (e) make available and provide such information as the Trust and/or its administrator may reasonably request for use in the preparation of its registration statement, reports, and other documents required by any applicable federal, foreign, or state statutes or regulations; and (f) make its officers and employees available to the Trustees and officers of the Trust for consultation and discussion regarding the management of the Fund and its investment activities. Additionally, WFMC has agreed to create and maintain all necessary records in accordance with all applicable laws, rules, and regulations pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to a contract with the Fund. The Trust and/or WFMC may at any time, upon approval by the Board, enter into one or more sub-advisory agreements with a subadviser pursuant to which WFMC delegates any or all of its duties as listed. The Investment Advisory Contract provides that WFMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith, or gross negligence on its part in the performance of its obligations and duties under the agreement.

Pursuant to the Investment Advisory Contract, WFMC is entitled to receive annual investment advisory fees of 0.45%, paid daily as a percentage of average daily net assets. WFMC has contractually agreed to waive until September 30, 2024 a portion of its advisory fee or reimburse expenses to the extent that the expenses of a Fund (excluding the effects of dividend and interest expense on short positions, acquired fund fees and expenses, taxes, extraordinary expenses, and brokerage commissions) expressed as an annualized percentage of average daily net assets, do not exceed 0.83% and 1.08% for the Fund’s Class I Shares and Class A Shares, respectively. The advisory fee paid to WFMC by the Fund for the fiscal year ended April 30, 2023 was $1,721,794.

WTIA, 1100 North Market Street, 9th Floor, Wilmington, Delaware 19890, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. For providing sub-advisory services, WTIA receives 80% of WFMC’s advisory fee received from the Fund. The allocation of the fees between WFMC and WTIA is based on the allocation of responsibilities between WFMC and WTIA with respect to each Fund. WFMC may reallocate investment advisory responsibilities and fees between itself and WTIA without obtaining shareholder approval. Any such reallocation will not result in a reduction in the nature and level of services provided to each Fund or in an increase in the aggregate fees paid by the Fund for such services.

WFMC also serves as co-administrator to the Trust and provides the Fund with certain administrative personnel and services necessary to operate the Fund. Administrative fees payable to WFMC are as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.040%	on the first $5 billion
0.030%	on the next $2 billion ($5 – 7 billion)
0.025%	on the next $3 billion ($7 – 10 billion)
0.018%	on assets in excess of $10 billion

The co-administration fee paid to WFMC by the Fund for the fiscal year ended April 30, 2023 was $161,657.

Eric W. Taylor, an “interested” Trustee of the Trust, holds positions with the Funds, Wilmington Trust’s Wealth and Institutional Services Division, and M&T Bank, the parent of WFMC. The following officers of the Trust also serve as officers of WTIA or M&T Bank:

Name	Position Held with the Trust	Position Held with WTIA or M&T
Eric W. Taylor	President & Trustee	Executive Vice President (M&T)
John J. Kelley	Vice President	President of WFMC; Senior Vice President and Chief Administrative Officer (M&T)

Name	Position Held with the Trust	Position Held with WTIA or M&T
Kaushik Goswami	Chief Compliance Officer and AML Compliance Officer	Senior Vice President (M&T)
John C. McDonnell	Vice President & Chief Operations Officer	Senior Vice President (WTIA)
Robert L. Tuleya	Vice President & Assistant Secretary	Senior Vice President and Associate General Counsel (M&T)

Affiliated Brokerage

For the fiscal year ended April 30, 2023, the Fund did not pay any brokerage commissions to M&T Securities, Inc., a broker-dealer affiliated with WFMC.

SHAREHOLDING INFORMATION

As of December 8, 2023, the Fund had 60,375,707 shares of Class I and 368,561 shares of Class A issued and outstanding. As of December 8, 2023, the following persons owned of record 5% or more of the outstanding shares of the Fund:

Class I Shares

Name and Address	Percentage Ownership of Fund’s Class I Shares	Total Number of Shares Owned
SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456-9989	40.81%	24,641,490

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456-9989	37.91%	22,888,729

Name and Address	Percentage Ownership of Fund’s Class I Shares	Total Number of Shares Owned

LPL Financial FBO Customer Accounts Attn: Mutual Fund Operations 4707 Executive Drive San Diego, CA 92121-3091	11.60%	7,004,638

Class A Shares

Name and Address	Percentage Ownership of Fund’s Class A Shares	Total Number of Shares Owned

LPL Financial FBO Customer Accounts Attn: Mutual Fund Operations 4707 Executive Drive San Diego, CA 92121-3091	28.83%	106,252

National Financial Services LLC 499 Washington BLVD Jersey City, NJ 07310	6.12%	22,561

Charles Schwab For Special Custody Account FBO of Our Customers Attn: Mutual Funds 101 Montgomery Street San Francisco, CA 94104-4151	6.03%	22,214

As of December 8, 2023, each Trustee’s individual shareholdings constituted less than 1% of the outstanding shares of the Fund, and as a group, the Trustees and officers of the Trust own less than 1% of the shares of the Fund.

Householding

Unless the Trust has received instructions to the contrary, only one copy of this Information Statement will be mailed to your household, even if more than one person in your household is a Fund shareholder of record. If your household received only one copy of the

Information Statement and you would like additional copies, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.

If you or other members of your household prefer to receive separate copies of the Information Statement in the future, please contact your participating securities dealer or other financial intermediary, or you may call (800) 836-2211. You may also make such a request in writing by sending your request to: Wilmington Funds, P.O. Box 534481, Pittsburgh, Pennsylvania 15253-4481. If your household is receiving multiple copies of this Information Statement and would prefer to receive only one copy in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.